EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 10-K of Cintas Corporation of our report dated July 1, 2004.

Our audits also included the financial statement schedule of Cintas Corporation listed in Item 15(a)(2). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statement Number 33-56623 on Form S-8 pertaining to the Partners’ Plan, Registration Statement Number 33-23228 on Form S-8 pertaining to the Incentive Stock Option Plan, Registration Statement Number 33-71124 on Form S-8 pertaining to the 1990 Directors’ Plan and 1992 Stock Option Plan, Registration Statement Number 333-75015 on Form S-8 pertaining to the Unitog Company 1992 and 1997 Stock Option Plans, Registration Statement Number 333-44654 on Form S-8 pertaining to the 1999 Stock Option Plan, Registration Statement Number 333-57950 on Form S-3, Registration Statement Number 333-78085 on Form S-4, and Registration Statement Number 333-110221 on Form S-8 pertaining to the 2003 Directors’ Stock Option Plan of our report dated July 1, 2004, with respect to the financial statements of Cintas Corporation included in, and of our opinion with respect to the financial statement schedule of Cintas Corporation listed in Item 15(a)(2) included in, this Annual Report on Form 10-K for the year ended May 31, 2004.

/s/Ernst & Young LLP

Cincinnati, Ohio
August 16, 2004